Exhibit 5.1

ON SEMICONDUCTOR CORPORATION

August 12, 2003

ON Semiconductor Corporation

5005 McDowell Rd.

Phoenix, AZ 85008

Dear Sirs:

I refer to the Registration Statement on Form S-8 (“Registration Statement”) to be filed today with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (“Act”), relating to the deferred compensation obligations (“Obligations”) of ON Semiconductor Corporation, a Delaware corporation (“Company”), to be offered and sold under the Company’s Executive Deferred Compensation Plan and the Directors Deferred Compensation Plan (collectively referred to as “Plans”).

In connection with the foregoing registration, I have acted as the general counsel of the Company and have examined and am relying on originals, or copies certified or otherwise identified to my satisfaction, of such corporate records and such other instruments, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinion expressed below.

Based on the foregoing, it is my opinion that the Obligations of the Company, when established pursuant to the terms of the Plans, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plans, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

By:	/s/ GEORGE H. CAVE
George H. Cave, Esq.